Exhibit 10.4

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made and entered into as of June 30, 2004, by and among TEXAS STATE BANK (“Lender”), THE WORNICK COMPANY, a Delaware corporation (“Borrower”), RIGHT AWAY MANAGEMENT CORPORATION, a Delaware corporation, THE WORNICK COMPANY RIGHT AWAY DIVISION, a Delaware corporation, and THE WORNICK COMPANY RIGHT AWAY DIVISION, L.P., a Delaware limited partnership.

RECITALS

WHEREAS, Borrower has requested Lender to make the Revolving Loan (hereinafter defined) and the other loans to Borrower as described below, the proceeds of which shall be applied by Borrower for working capital and other general corporate purposes; and

WHEREAS, Lender is willing to make the Revolving Loan and the other loans to Borrower on the condition that (i) Lender will  have valid and enforceable first, superior and senior liens and security interests in the Collateral (hereinafter defined) securing the Obligations (hereinafter defined) until the Obligations have been fully satisfied and (ii) Borrower complies strictly with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Lender,  Borrower and the Subsidiaries (hereinafter defined) do hereby agree as follows:

ARTICLE 1.

Definition of Terms

Section 1.01                                Definitions. As used in this Agreement, and unless the context otherwise requires, the following terms shall have the respective meanings indicated below:

(a)                                  “Accounts Receivable” shall mean all accounts and accounts receivable now and hereafter owned or acquired by Borrower and the Subsidiaries, all of which shall be pledged to Lender as Collateral for the Obligations.

(b)                                 “Advance” or “Advances” shall mean the disbursement or disbursements of a sum or sums loaned or to be loaned by Lender to Borrower pursuant to the Obligations.

(c)                                  “Annual Commitment Fee” shall mean $37,500.

(d)                                 “Asset Transaction” shall mean the transactions contemplated by the December 3, 2003, Assets Purchase and Sale Contract between The Wornick Company, a Nevada corporation, and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership,  and Right Away Management Corporation, a Texas corporation, as sellers, and Borrower, as amended.

(e)                                  “Borrower” shall mean The Wornick Company, a Delaware corporation.

(f)                                    “Borrowing Base” shall mean the sum of: (i) ninety percent (90%) of Eligible Accounts Receivable that arise from Government Contracts; and (ii) eighty percent (80%) of Eligible Accounts Receivable that arise from sources other than Government Contracts; and (iii) eighty percent (80%) of Eligible Inventory that are attributable to Government Contracts; and (iv) sixty percent (60%) of Eligible Inventory that are attributable to sources other than Government Contracts; and (v) fifty percent (50%) of the value of all Parts Inventory; and (vi) twenty-five percent (25%) of the agreed value of all Fixed Assets (subject to the limitations in Section 2.08 of this Agreement).

(g)                                 “Borrowing Date” shall mean a date upon which an Advance is to be made pursuant to an Obligation.

(h)                                 “Business Day” shall mean a day when Lender is open for business, excluding Saturdays.

(i)                                     “Cash” shall mean any and all cash balances of Borrower and the Subsidiaries, all of which shall be pledged by Borrower and the Subsidiaries to secure the Obligations.

(j)                                     “Collateral” shall mean all collateral now or hereafter securing the Obligations including, without limitation, all of Borrower’s and the Subsidiaries’ assets, including Cash, Deposit Accounts, Accounts Receivable, Contracts, Inventory, Equipment, Fixed Assets, Parts Inventory, instruments, documents, chattel paper (whether tangible or electronic), letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, Fixtures, Intangibles, leasehold interest in the Property, and insurance claims and proceeds,  and  the Ownership Interests held by Borrower, its Subsidiaries and TWC.

(k)                                  “Computation Date” shall mean : (i) the date reflected in any Draw Request, or (ii) any other date on which Lender elects to value those components of the Collateral included in the calculation of the Borrowing Base or the Maximum Amount.

(l)                                     “Contracts” shall mean any and all contracts of the Borrower and the Subsidiaries with third parties for the sale of goods or services, and shall include specifically but without limitation any and all Government Contracts, all of which shall be pledged by Borrower and the Subsidiaries to secure the Obligations.

(m)                               “Daily Administrative Fee” shall mean a daily administrative fee payable by Borrower to Lender associated with the unfunded portion (“Unfunded Portion”) of the $10,000,000 loan commitment granted by Lender to Borrower under the terms of this Loan Agreement which is unrelated to any unfunded portion of the Revolving Loan.  The daily administrative fee shall be computed by multiplying the Unfunded Amount by .00125 and dividing the result by 360.

(n)                                 “Debtor Relief Laws” shall mean any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

(o)                                 “Default” or “Event of Default” shall mean the occurrence of any such event set forth in Article 10 hereof.

(p)                                 “Deposit Accounts” shall mean any and all deposit accounts of Borrower and the Subsidiaries, all of which shall be pledged to secure the Obligations.

(q)                                 “Eligible Accounts Receivable” shall mean all Accounts Receivable evidenced by invoices issued by Borrower and the Subsidiaries for performance of services or delivery of products fully and satisfactorily performed to account debtor’s acceptance, less: (i) any account outstanding more than ninety (90) days from the invoice date; (ii) any account in dispute, including accounts in dispute due to the United States Government’s suspension or denial of payment based on the pending novations of the Government Contracts required of the Prior Wornick Parties (hereinafter defined) under the Asset Transaction; and (iii) any related, intercompany or affiliate accounts, unless the account is otherwise acceptable to Lender (in writing and at Lender’s sole discretion) for inclusion as an Eligible Account Receivable. Eligible Accounts Receivable shall specifically exclude any amounts contractually owing to Borrower and the Subsidiaries but which have not been invoiced.

(r)                                    “Eligible Inventory” shall mean all raw materials, work-in-progress and finished goods or packaging materials of Borrower and the Subsidiaries valued at the lower of cost or market value, which are subject, in Lender’s sole judgment, to a valid, existing prior lien in favor of Lender.

(s)                                  “Equipment” shall mean, collectively, all trucks, tractors, trailers, buses, automobiles, replacement parts, related equipment and accessories, fork lifts, tools, furniture, advertising equipment (including signs, racks and shelves in the trade), assembly line and manufacturing equipment and machinery, sales training equipment, office equipment, computer hardware and software, office supplies, sales of literature and other promotional goods and materials, and, other tangible personal property located on the Property or used in Borrower’s and the Subsidiaries’ business in which Borrower or the Subsidiaries hereafter own an interest, but shall not include any such aforementioned items leased to Borrower by any person or entity, all of which shall be pledged to secure the Obligations.

(t)                                    “Financing Statements” shall mean the Form UCC-1 financing statements securing the Obligations, to be filed with the appropriate offices for the perfection of a security interest in the Collateral.

(u)                                 “Fixed Assets” shall mean all tangible personal property of Borrower and the Subsidiaries, such as Equipment and Fixtures, all of which shall be pledged to secure the Obligations.  Initially, the agreed value of Fixed Assets will be based on the information prepared by Standard and Poor’s Corporate Value Consulting, dated as of May 1, 2004, and delivered to Lender on or prior to the Closing Date.    At least once each year,  on the anniversary date of this Agreement, the Fixed Assets portion of the Borrowing Base will be adjusted to reflect the value, as mutually agreed by Lender and Borrower; however, nothing herein shall prohibit the adjustment of the Fixed Assets value as mutually agreed to by Lender and Borrower at any other time during the term of this Agreement.

(v)                                 “Fixtures” shall mean any and all fixtures now or hereafter owned by Borrower and the Subsidiaries, all of which shall be pledged to secure the Obligations.

(w)                               “GAAP” shall mean generally accepted accounting principles and practices consistently applied.

(x)                                   “Government Contracts” shall have the definition assigned to it in Section 6.08 below.

(y)                                 “Guaranty” shall mean the guaranty agreements of even date herewith executed by the Subsidiaries for the benefit of Lender.

(z)                                   “Indenture” shall mean an indenture among  Borrower, the Guarantors named therein and U. S. Bank National Association, as trustee, providing for the issuance of notes by Borrower in the maximum aggregate principal amount of $125,000,000, which  notes shall be secured by subordinate liens and security interests in the Collateral, subject to certain exceptions.

(aa)                            “Intangibles” shall mean all intangible and intellectual property rights of Borrower and the Subsidiaries, including the rights in and to the names and any and all other intangibles now or hereafter used by Borrower and the Subsidiaries in connection with their respective businesses, all of which shall be pledged to Lender to secure the Obligations.

(bb)                          “Inventory” shall mean all raw materials, work in process and finished goods inventory now or hereafter owned or acquired by Borrower and the Subsidiaries, all of which shall be pledged to Lender as Collateral for the Obligations.

(cc)                            “Intercreditor Agreement” shall mean that certain agreement of even date herewith between Lender and U.S. Bank National Association, as the trustee under the Indenture.

(dd)                          “Leasehold Deed of Trust” shall collectively refer to the Leasehold Deed of Trust (With Security Agreement - Financing Statement and Assignment of Rents and Leases) of even date herewith executed by The Wornick Company Right Away Division, L.P.  to Paul S. Moxley, Trustee, describing certain liens and security interests against certain property in Hidalgo County, Texas, and the Open-Ended Leasehold Mortgage and Security Agreement executed by Borrower of even date herewith describing liens and security interests against certain property in Hamilton County, Ohio, in each case given to secure the payment of the Obligations.

(ee)                            “Leases” shall collectively refer to those leases on the Property now or hereafter entered into, or assigned to, Borrower and any Subsidiary, and any other real property leases hereafter entered into by Borrower or any Subsidiary.

(ff)                                “Lender” shall mean the party named as Lender in the first paragraph of this Agreement, or any successor or assign of said Lender, it being acknowledged and agreed by Borrower that Lender shall have the right to assign all or any part of the Obligations and the Collateral, including participation interests therein.

(gg)                          “Loan Documents” shall mean this Agreement, the Revolving Note, the Leasehold Deed of Trust, the Security Agreement, the Pledge Agreement, the Financing Statements, the Guaranty, and such other and all instruments (whether executed prior to, contemporaneously with or subsequent to the date hereof) evidencing, securing or pertaining to the Revolving Loan, and any other  Obligations and extensions of credit by Lender to Borrower pursuant to this Agreement, as the same shall from time to time be executed and delivered by Borrower, the Subsidiaries, TWC (hereinafter defined) or any other party to Lender pursuant to such extension of credit, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

(hh)                          “Maximum Amount” shall have the meaning assigned to such term in the Intercreditor Agreement.

(ii)                                  “Obligations” shall mean all present and future extensions of credit, obligations and indebtedness, and all renewals and extensions thereof or any part thereof, of Borrower and the Subsidiaries to Lender arising pursuant to this Agreement or any other Loan Documents, including extensions of credit, obligations and indebtedness incurred pursuant to the Revolving Note, the Guaranty, and any documents evidencing additional credit facilities permitted under Section 2.01 hereof, all interest accruing thereon, all attorneys’ fees and costs incurred in the enforcement or collection thereof, and all amounts advanced by Lender for the protection of the Collateral (including taxes, insurance and repairs), regardless of whether such obligations and indebtedness are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several.

(jj)                                  “Ownership Interests” shall mean: all issued and outstanding shares of the common capital stock of Borrower; all issued and outstanding shares of the common capital stock of Right Away Management Corporation; all issued and outstanding shares of the common capital stock of The Wornick Company Right Away Division; and all general and limited partnership interests of The Wornick Company Right Away Division, L.P.

(kk)                            “Parts Inventory” shall mean all Equipment consisting of replacement parts only, now or hereafter owned or acquired by Borrower and the Subsidiaries, all of which shall be pledged to Lender as Collateral for the Obligations.

(ll)                                  “Pledge Agreement” shall mean one or more agreements between TWC,  Borrower, Right Away Management Corporation and The Wornick Company Right Away Division as the “pledgors” and Lender wherein the pledgors have pledged all Ownership Interests  to secure the Obligations.

(mm)                      “Prior Wornick Parties” shall have the meaning assigned to such term in Section 4.01(g) hereof.

(nn)                          “Property” shall mean the real property described in Schedule 1(nn) attached hereto and incorporated herein by reference, together with all improvements located thereon and all rights and appurtenances pertaining thereto, which real property is leased by Borrower and certain of the Subsidiaries for use in their respective businesses and which real property leases have been pledged as Collateral to secure the Obligations pursuant to the Leasehold Deed of Trust.

(oo)                          “Revolving  Loan” shall mean a $15,000,000 revolving line of credit Obligation approved by Lender for Borrower under the terms of this Agreement.

(pp)                          “Revolving Note” shall mean that certain five year adjustable interest rate revolving line of credit promissory note of even date herewith in the original principal amount of $15,000,000, executed by Borrower and payable to the order of Lender, maturing on June 30, 2009, and all renewals, extensions, modifications and increases, if any, thereof.

(qq)                          “Security Agreement” shall mean any security agreement executed by Borrower and the Subsidiaries granting a security interest in any of the Collateral.

(rr)                                Intentionally Omitted.

(ss)                            “Subsidiaries” shall mean The Wornick Company Right Away Division, L.P., a Delaware limited partnership, Right Away Management Corporation, a Delaware corporation, and The Wornick Company Right Away Division, a Delaware corporation.

(tt)                                “Tribunal” shall mean any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency, or instrumentality.

(uu)                          “TWC” shall mean TWC Holding LLC, a Delaware limited liability company, the owner of all the issued and outstanding shares of common stock of Borrower.

ARTICLE 2.

Loans

Section 2.01                                Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make the Revolving Loan, and for a period of five (5) years from the date hereof,  to enter into other revolving loan credit facilities with Borrower and Advance funds to Borrower pursuant to such additional credit facilities so long as such additional revolving loan credit facilities: (i) do not violate the terms of the Indenture; (ii) conform to the terms of this Agreement;  (iii) are secured by the Collateral; (iv) are secured by a first lien priority on the Collateral pursuant to the terms of the Intercreditor Agreement; and (v) do not exceed

$10,000,000 in the aggregate.   The outstanding principal balance of all Obligations from time to time may not exceed the lesser of (i) $25,000,000 or the (ii) lesser of (x) the amount of the Borrowing Base available as of a Computation Date,  or (y) the Maximum Amount available as of a Computation Date.  Each Advance associated with an Obligation will be accompanied by a Draw Request (hereinafter defined), duly tendered as required by Section 2.03 hereof, and accompanied by such documentation as Lender may require.     At the time of each Advance made under or pursuant to this Agreement, Borrower shall immediately become indebted to Lender for the amount of such Advance and interest shall accrue on such Advance from the date of the Advance.  The form of the promissory note executed to evidence an Advance with regard to any additional Obligation not represented by the Revolving Note shall be conformed to the form of the Revolving Note.

Section 2.02                                Loan Account. A Loan Account (herein so called) will be established by Lender for each loan Obligation, in which will be recorded (i) as a debit, the amount of all Advances under such loan Obligation, plus all accrued interest under such loan Obligation, and all other amounts owing in connection with such loan Obligation, and (ii) as a credit, the amount of all payments on such loan Obligation.

Section 2.03                                Draw Request. As a condition to making an Advance, Borrower shall submit a draw request (“Draw Request”) in substantially the form of Schedule 2.03 attached hereto or another form acceptable to Lender, identifying the Obligation to be funded by the Advance, and delivered at least one (1) Business Day  prior to the date the requested Advance is to be funded, with the blanks completed so as to accurately reflect the facts as of the date thereof, signed by an officer of Borrower who shall certify to Lender the accuracy of the information in, and any documentation submitted with, the Draw Request. Lender shall lend to Borrower the amount of the requested Advance shown on the Draw Request associated with an unfunded Obligation, but only if, with respect to all Advances, at the time of  such Advance:

(a)                                  The outstanding principal balance of all Obligations, plus the amount of the requested Advance, does not exceed the lesser of:  (i) $25,000,000; or (ii) the  lesser of (x) the amount of the Borrowing Base available as of a Computation Date,  or (y) the Maximum Amount available as of a Computation Date; as permitted under Section 2.01 above;

(b)                                 Lender’s obligation to lend hereunder has not been terminated pursuant to any provision hereof;

(c)                                  No Event of Default exists, and no event has occurred and no condition exists which, with the lapse of time or notice or both, could become an Event of Default;

(d)                                 No legal proceeding is pending or threatened against Borrower  or any Subsidiary by or before any Tribunal which might, in the reasonable opinion of Lender, have a material adverse effect upon the business, operations, or financial condition of Borrower  or any Subsidiary;

(e)                                  All conditions precedent to the obligations of Lender to make the Advance have been complied with; and

(f)                                    The consummation of such Advance shall not violate any applicable provision of any law, the Intercreditor Agreement or the Indenture.

Lender, at its option, may waive any condition precedent to an Advance.

Section 2.04                                Optional Prepayments. Borrower may at any time pay or prepay without premium or penalty all or a part of any Obligation. Partial prepayments shall be applied first to accrued unpaid interest and then to the principal balance outstanding on the Obligation for which the voluntary prepayment is tendered.  Principal amounts prepaid on any revolving line of credit Obligation, including the Revolving Loan, can be re-borrowed by Borrower, subject to Section 2.03 hereof.

Section 2.05                                Use of Proceeds. The proceeds of the Advances shall be used for working capital and other general corporate purposes of Borrower and its Subsidiaries, including without limitation, the purchase of Equipment, Inventory and other assets necessary to Borrower’s and its Subsidiaries’  businesses, as well as for the payment of wages to salaried and hourly employees.

Section 2.06                                Interest Rate on the Obligations.  The principal amount of all Obligations, including the Revolving Note, advanced from time to time remaining unpaid prior to maturity shall bear interest at a varying or fluctuating rate per annum (computed on the actual number of days elapsed over a 360 day year) that is equal to the “Prime Rate” as published each day by the Wall Street Journal in its “Money Rates” section, and if more than one such rate is published, then the highest such rate.  On any day when the Wall Street Journal is not published or a Prime Rate is not published under the Money Rates section thereof, then the Prime Rate published for the preceding publication date of the Wall Street Journal shall apply.  Should the method of establishing the Prime Rate or the publication of such Prime Rate cease or be abolished, then the Prime Rate used for the balance of the term of  an Obligation will be the interest rate established, adopted or used by Lender as its prime or base interest rate.  The principal  amount of all Obligations advanced from time to time remaining unpaid after maturity or after default will bear interest at the Prime Rate plus  two percent (2%) per annum (computed on the actual number of days elapsed over a 360 day year).  In no event shall interest on the Revolving Note or any other Obligation ever exceed the maximum lawful contractual amount of interest that is permissible and nonusurious under applicable state or federal law for the type of loan evidenced by such Obligation.

Section 2.07    Payment Terms – Obligations.  Subject to all terms of this Agreement and the other Loan Documents, including the mandatory prepayment provisions,  unless Lender and Borrower agree otherwise at the time an instrument evidencing an Obligation is executed, each Obligation (including the Revolving Note Obligation) shall be payable as follows: (i)  All unpaid principal shall be due and payable on June 30, 2009; and (ii) Interest, computed on the unpaid principal outstanding from time to time, shall be due and payable monthly as it accrues, on the  last day of each calendar month, beginning on the last calendar day of the month in which the instrument evidencing an Obligation is executed by Borrower,  and monthly thereafter until June 30, 2009, when all remaining accrued, but unpaid, interest shall be due and payable.

Section 2.08.  Limitations on Fixed Assets Component of the Borrowing Base.  As of the date of this Agreement, the agreed value of all Fixed Assets Collateral is $28,500,000, so that under the Borrowing Base, up to $7,125,000 in Advances could be requested and funded by Borrower based on the Fixed Assets component of the Borrowing Base.  Notwithstanding the foregoing, except during the period July 1, 2004, through September 30, 2004, the value of the Fixed Assets and Parts Inventory components of the Borrowing Base may not exceed 25% of the total combined value of all components of the Borrowing Base.  For example, on and after October 1, 2004, if the outstanding Obligations are $1,000,000, then the actual make-up of the Borrowing Base must, at a minimum, consist of other assets (Eligible Accounts Receviable and Eligible Inventory) with a Borrowing Base value not less than $750,000, and the Fixed Assets and Parts Inventory components of the Borrowing Base may not exceed $250,000 of the actual make-up of  such Borrowing Base associated with the outstanding $1,000,000 Obligation.  In addition, until the Leasehold Deed of Trust is executed, delivered and recorded: in Hidalgo County, Texas, the Fixed Assets component of the Borrowing Base shall exclude leasehold improvements valued, as of the date of this Agreement, at $1,440,770; and in Hamilton County, Ohio,  the Fixed  Assets component of the Borrowing Base shall exclude leasehold improvements valued, as of the date of this Agreement, at $542,050.

ARTICLE 3.

Obligation to Pay Obligations

Section 3.01                                Exclusivity of Agreement. The duties of Borrower to pay and perform the Obligations shall be governed exclusively by the terms of this Agreement and the other Loan Documents evidencing any Obligation.

Section 3.02                                Obligation to Repay Excess. If at any time the outstanding principal balance of all Obligations shall exceed the least  of (i) the Borrowing Base or (ii) the Maximum Amount or (iii) $25,000,000, Borrower shall notify Lender, in writing, of such fact within one (1) Business Day of acquiring such knowledge, accompanied by a tender of the amount necessary to pay the entire amount of such excess, to be credited to the Obligations in such order as Lender may elect.

Section 3.03                                Obligation to Repay Upon Default. Except for those circumstances set forth in any Loan Document where notice and opportunity to remedy default is applicable, upon the occurrence of an Event of Default, Borrower shall, immediately upon demand, pay to Lender all amounts represented by the Obligations.

Section 3.04                                Payment of Interest and Principal on Obligations. Borrower shall pay to Lender interest on the aggregate unpaid principal balance of all Obligations from time to time outstanding, for the actual period funds represented by the Obligations are outstanding, at the  annual interest rate (computed based on the actual number of days elapsed over a 360 day year) provided for in Section 2.06 above, and calculated in accordance with the terms of Section 2.06, unless otherwise provided for in the instrument governing such Obligation, provided that (notwithstanding anything therein to the contrary) the rate from time to time in effect shall not exceed the Weekly Ceiling rate from time to time in effect under the Texas Finance Code, as amended. All payments of interest and principal associated with an Obligation shall be made at the time or times provided for in Section 2.07 above, unless otherwise provided for in the instrument governing each Obligation.

Section 3.05  Payment of Annual Commitment Fee and Daily Administrative Fee.  Borrower shall pay Lender an Annual Commitment Fee on June 30 of each calendar year, beginning June 30, 2004, and annually thereafter through and including June 30, 2008.  Borrower shall also pay Lender a Daily Administrative Fee, on a quarterly basis, due and payable as follows:  For the period  January 1 through March 31 in each calendar year, on the following April 15; For the period April 1 through June 30 in each calendar year, on the following July 15; For the period July 1 through September 30 in each calendar year, on the following October 15; and for the period October 1 through December 31, on the following January 15.

Section 3.06                                Manner and Place of Payments. All payments and prepayments of principal and/or interest on the Obligations and all payments of fees and other obligations hereunder shall be made in immediately available funds, and shall be made to Lender at its office at 3900 North Tenth Street, McAllen, Texas, or at such other addresses as Lender may notify Borrower in writing.  Borrower and  the Subsidiaries hereby authorize Lender to debit from time to time against all Deposit Accounts of Borrower and the Subsidiaries with Lender the amount (in the aggregate) necessary  to fund any amount due from Borrower on any of the Obligations.  Whenever payment is to be made on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

ARTICLE 4.

Conditions to Advances

Section 4.01 Conditions to Initial Advance under Revolving Note. The obligation of Lender to make the initial Advance pursuant to this Agreement under the Revolving Note is subject to the accuracy of all covenants, representations, warranties, terms and conditions herein contained or otherwise made by Borrower and each Subsidiary in connection with this Agreement and the other Loan Documents; to the performance by Borrower and each Subsidiary of all of its agreements to be performed hereunder and thereunder; and to the fulfillment to the satisfaction of Lender of the following further conditions on or before the Closing:

(a)                                  Borrower shall have delivered to Lender in form and substance acceptable to Lender (i) resolutions of the Board of Directors or other governing authority of Borrower, its Subsidiaries and TWC certified by their respective  secretary, assistant secretary or other authorized signatory, which resolutions shall authorize the execution, delivery and performance by Borrower, its Subsidiaries and TWC, as contemplated hereby, of this Agreement and the other Loan Documents and which shall authorize the transactions contemplated hereby by Borrower, its Subsidiaries and TWC; (ii) certificates of incumbency certified by the president and secretary or assistant secretary of Borrower and each Subsidiary with specimen signatures of the president or vice president and secretary or other officers of Borrower and  each Subsidiary who will sign this Agreement or the other Loan Documents signed and delivered pursuant hereto on behalf of Borrower and  its Subsidiaries; (iii) certificate of incorporation,  organization or formation of Borrower and  its Subsidiaries certified as of a recent date by the Secretary of State of its state of incorporation or formation; (iv) bylaws, regulations or limited partnership agreement of Borrower and its Subsidiaries, as applicable, certified by its secretary, assistant secretary or other authorized signatory;  and (v)  certificates  of the  appropriate  governmental  officials  of such jurisdictions as Lender may request, each bearing a recent date, to the effect that Borrower, its Subsidiaries and TWC is a corporation, limited liability company or limited partnership, as applicable, duly incorporated,  organized or formed, validly existing, and in good standing under the laws of its incorporation or organization, and is duly qualified to transact business and is in good standing in each other jurisdiction where the nature and extent of its business and property require it to be so qualified, accompanied by the certificate of the secretary,  assistant secretary or authorized signatory of Borrower, its Subsidiaries and TWC, as applicable, dated the date hereof, that such certificates are true and correct.

(b)                                 Borrower shall have delivered to Lender a Draw Request for an Advance signed by a duly authorized officer of Borrower in accordance with Section 2.03 hereof, and Lender shall be satisfied as to the accuracy of Borrower’s computation of the Borrowing Base and the Maximum Amount.

(c)                                  Borrower shall have delivered, or cause to be delivered, to Lender the fully executed Loan Documents, including without limitation, this Agreement, the Revolving Note,  the Security Agreement,  the Leasehold Deed of Trust, the  Pledge Agreement, the Financing Statements,  and the Guaranty.

(d)                                 Borrower shall have delivered, or cause to be delivered, to Lender copies of the Leases.

(e)                                  Borrower shall have delivered, or cause to be delivered, to Lender a listing of the Fixed Assets of Borrower and its Subsidiaries, certified by an officer of Borrower, and an appraisal on the Fixed Assets of Borrower and its Subsidiaries, in a form reasonably acceptable to Lender.

(f)                                    Borrower, TWC and the Subsidiaries shall have delivered, or cause to be delivered to Lender, evidence of insurance on the tangible Collateral with Lender named additional insured, mortgagee and loss payee.

(g)                                 Borrower and the Subsidiaries shall have delivered, or cause to be delivered to Lender:  (i)  an agreement between the sellers under the Asset Transaction (collectively, the “Prior Wornick Parties”) and Borrower and the Subsidiaries: (x) acknowledging that Borrower and the Subsidiaries, on and after July 1, 2004, will perform all further obligations of the Prior Wornick Parties under the Government Contracts; (y) obligating the Prior Wornick Parties to continue their assistance to Borrower and the Subsidiaries in their obtaining the United States Government novations required under the Asset Transaction and will not act in any manner that will interfere with the continuation and satisfaction of the Government Contracts; and (z) providing that the Prior Wornick Parties, on and after July 1, 2004, will immediately deliver to Lender, for deposit into Borrower’s Deposit Accounts maintained with Lender, any payments actually received by any Prior Wornick Party on Accounts Receivable on Government Contracts invoiced by Borrower or its Subsidiaries to the United States Government on or after July 1, 2004;

(ii) a grant by the Prior Wornick Parties of a security interest in favor of Lender, to further secure Lender in the payment of the Obligations, in all of the Prior Wornick Parties’ right, title and interest in and to all Government Contracts assigned, assignable or to be assigned, to  Borrower and the Subsidiaries pursuant to the Asset Transaction, all Inventory associated with Government Contracts transferred to Borrower and the Subsidiaries pursuant to the Asset Transaction, and all Government Contracts Accounts Receivable invoiced by  Borrower and the Subsidiaries, on and after July 1, 2004, to the United States Government prior to the United States Government’s approval of the novations required of the Prior Wornick Parties under the Asset Transaction; and (iii) a written confirmation from the administrative contracting officer responsible for Borrower confirming that the novation process contemplated by the Asset Transaction and associated with the assignment of the Government Contracts from the Prior Wornick Parties to Borrower and its Subsidiaries will not result in an interruption in payment by the United States Government, subject to compliance with all other applicable terms of the Government Contracts.

(h)                                 Borrower and the Subsidiaries shall have executed an assignment of rights in Government Contracts on each Government Contract listed on Schedule 7. 18A in form and substance satisfactory to Lender.

(i)                                     Borrower and the Subsidiaries shall have delivered to Lender such documentation as is required by the United States Government for submission with the notifications to the United States Government of the assignment of rights in each Government Contract listed on Schedule 7. 18A in form and substance satisfactory to Lender.

(j)                                     Borrower shall have delivered, or cause to be delivered to Lender, a fully executed copy of the Intercreditor Agreement, the Indenture and all other documents granting a lien or security interest in any of the Collateral executed by Borrower, TWC and any Subsidiary in conjunction with the execution of the Indenture.

(k)                                  Lender shall have received the original certificates evidencing the Ownership Interests of Borrower, Right Away Management Corporation, and The Wornick Company Right Away Division, with transfer powers, endorsed in blank.

(l)                                     Intentionally Omitted.

(m)                               Lender shall have received written evidence, in a form reasonably satisfactory to Lender, that Lender’s liens and security interests on the Collateral, represent a first lien and security interest in the Collateral.

(n)                                 The transactions contemplated by the Asset Transaction shall have been consummated.

(o)                                 Borrower shall have paid Lender the Annual Commitment Fee due on June 30, 2004.

(p)                                 Borrower shall have paid all expenses of the type described in Section 7.15 hereof;

(q)                                 Borrower shall have delivered, or cause to be delivered to Lender, budgets of Borrower and its Subsidiaries for the period from July 1 through December 31, 2004.

(r)                                    Borrower, TWC and the Subsidiaries shall have delivered to Lender such other documents, instruments and certificates as Lender may reasonably require.

(s)                                  All indebtedness of the Prior Wornick Parties to Lender secured by a lien or security interest in any Collateral shall have been paid by the Prior Wornick Parties at Closing from the proceeds of sale received by them under the terms of the Asset Transaction.

(t)                                    All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, except where otherwise provided, shall be satisfactory in form and substance to Lender and its legal counsel, and Lender shall have received copies of all documents which it may reasonably request in connection with such transactions and all corporate proceedings with respect thereto, in form and substance satisfactory to Lender and its legal counsel.

Section 4.02                                Conditions to Subsequent Advances. The obligations of Lender to make each Advance under any unfunded loan Obligation on any Borrowing Date subsequent to the initial Advance hereunder shall be subject to the fulfillment of the following conditions precedent:

(a)                                  Borrower, its Subsidiaries and TWC shall have executed and delivered to Lender appropriate Loan Documents with respect to any new loan Obligations, and with respect to all Obligations, Borrower shall have executed and delivered to Lender an appropriate Draw Request signed by a duly authorized officer of Borrower in accordance with Section 2.03 hereof, and Lender shall be satisfied as to the accuracy of Borrower’s computation of the Borrowing Base and the Maximum Amount.

(b)                                 If requested by Lender, Borrower and  its Subsidiaries shall have delivered to Lender a Certificate of No Default, an Insurance Report and a Government Contracts Status Report and Certification, each executed by a duly authorized officer of Borrower and its Subsidiaries, to the extent applicable,  in the form required by Lender.

(c)                                  The representations and warranties contained in Article 6 hereof and any other document executed and delivered in connection herewith are and shall be true and correct in all material respects as though made on and as of such Borrowing Date (except as not materially affected by transactions hereafter occurring in the ordinary course of business, and except as may be waived by or cured to the satisfaction of Lender), and no event has or will have occurred, and is or will be continuing, or would result from such Advance, which constitutes or would constitute an Event of Default (as defined in Article 10 hereof), or which with notice or lapse of time or both will or would constitute an Event of Default (unless waived by or cured to the satisfaction of Lender).

(d)                                 The making of the proposed Advance will not violate or contravene any applicable provision of any law or any regulation, demand, decree, order, writ, or injunction of any Tribunal.

(e)                                  Borrower, TWC and the Subsidiaries shall have delivered to Lender such other documents, instruments and certificates as Lender may reasonably require.

ARTICLE 5.

The Closing

Section 5.01 Closing. The closing (the “Closing”) of the transaction contemplated by this Agreement and Asset Transaction, and the delivery of all documents and instruments required hereunder to be delivered at the Closing in connection with this Agreement, including the delivery of the Intercreditor Agreement and all Loan Documents, shall occur on or before June 30, 2004 (the “Closing Date”), at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. All Advances shall be made at the banking offices of Lender at 3900 North Tenth Street, McAllen, Texas (or at such other address as Lender may notify Borrower in writing) upon such Borrowing Dates as Borrower may request in accordance with Section 2.03 hereof.

Section 5.02  Lender’s Delivery of Releases of Lien and Termination Statements on Certain Collateral Transferred by the Prior Wornick Parties.  Borrower and the Subsidiaries, in consideration of Lender’s agreement to include the value of Inventory and Accounts Receivable on Government Contracts in the Borrowing Base prior to the time that the United States Government actually approves the requested novations on the Government Contracts as required under the Asset Transaction,  agree that Lender is not required to release its liens and security interests held by Lender in the name of the Prior Wornick Parties in any Collateral described in Section 4.01 (g) (ii) hereof until Lender receives written evidence, in a form reasonably acceptable to Lender, that the novations required of the Prior Wornick Parties under the Asset Transaction on the Government Contracts have been approved by the United States Government.

ARTICLE 6.

Representations, Warranties and Covenants

Representations. Warranties and Covenants. Borrower and  its Subsidiaries represent and warrant to Lender, and covenant with Lender, as follows:

Section 6.01    Organization. Authority and Qualifications.

(a)                                  Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation under the laws of the State of Ohio and any other state in which the Borrower is required to be qualified as a result of the business activity undertaken by Borrower in such state;  The Wornick Company Right Away Division, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited partnership under the laws of the State of Texas, and any other state in which The Wornick Company Right Away Division, L.P. is required to be qualified as a result of the business activity undertaken by The Wornick Company Right Away Division, L.P. in such state; Right

Away Management Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation  in any state in which Right Away Management Corporation is required to be qualified as a result of the business activity undertaken by Right Away Management Corporation in such state; The Wornick Company Right Away Division is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation  in any other state in which The Wornick Company Right Away Division is required to be qualified as a result of the business activity undertaken by The Wornick Company Right Away Division in such state; and TWC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company in any state in which TWC is required to be qualified as a result of the business activity undertaken by TWC in such state.

(b)                                 Borrower has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents it is a party to,  to borrow hereunder, and to pledge its Collateral to secure the Obligations hereunder; each Subsidiary  has the requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party and to pledge its  Collateral to secure the Obligations hereunder; and TWC has the requisite power and authority to execute, deliver and perform the Pledge Agreement to which it is a party and to pledge its Collateral to secure the Obligations hereunder.

(c)                                  The person signing this Agreement and the other Loan Documents on behalf of Borrower has full authority to execute the same on behalf of Borrower and to bind it to the terms thereof; the person signing this Agreement and the other Loan Documents on behalf of the Subsidiaries has full authority to execute the same on behalf of the Subsidiaries and to bind it to the terms thereof; and the person signing the Pledge Agreement on behalf of TWC has full authority to execute the same on behalf of TWC and to bind it to the terms thereof.

Section 6.02                                Authorization and Compliance with Laws and Material Agreements. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party,  the borrowing hereunder and the pledge of its Collateral for the Obligations, by Borrower has been duly authorized by all requisite corporate action on the part of Borrower and will not violate the Certificate of Incorporation or Bylaws of Borrower and will not violate any provision of law, or order of any court or governmental agency affecting it in any respect, and will not conflict with, result in a breach of the provisions of, constitute a default under, or result in the imposition of any lien, charge, or encumbrance upon any assets of Borrower pursuant to the provisions of any indenture, mortgage, deed of trust, franchise, permit, license, note or other agreement or instrument to which Borrower may be bound. No approval or consent from any Tribunal or other third party is required in connection with the execution of or performance by Borrower under this Agreement and the other Loan Documents to which Borrower is a party other than the Leasehold Deed of Trust other than the Leasehold Deed of Trust.  The execution, delivery and performance of this Agreement and the other Loan Documents to which The Wornick Company Right Away Division, L.P. is a party, and the providing of Collateral thereunder for the borrowing hereunder, by such Subsidiary has been duly authorized by all requisite action on the part of such Subsidiary and will not violate the Certificate of Limited Partnership or the Limited Partnership Agreement of The Wornick Company Right Away Division, L.P. and will not violate any provision of law, or order of any court or governmental agency affecting it in any respect, and will not conflict with, result in a breach of the provisions of, constitute a default under, or result in the imposition of any lien, charge or encumbrance of any assets of such  Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, franchise, permit, license, note or other agreement or instrument to which such Subsidiary may be bound.  No approval or consent from any Tribunal or other third party is required in connection with the execution of or performance by The Wornick Company Right Away Division, L.P.  under this Agreement and the other Loan Documents to which such Subsidiary is a party.  The execution, delivery and performance of this Agreement and the other Loan Documents to which TWC, Right Away Management Corporation and The Wornick Company Right Away Division is a party, and the providing of Collateral thereunder for the borrowing hereunder, including without limitation the assignment of monies due under the Government Contracts, by TWC and such Subsidiaries has been duly authorized by all requisite action on the part of TWC and such Subsidiaries and will not violate the Certificate of Formation or operating agreement of TWC and the Certificate of Incorporation or Bylaws of such Subsidiaries and will not violate any provision of law, or order of any court or governmental agency affecting them in any respect, and will not conflict with, result in a breach of the provisions of, constitute a default under, terminate, or result in the imposition of any lien, charge, or encumbrance upon any assets of TWC, Right Away Management Corporation and The Wornick Company Right Away Division pursuant to the provisions of any indenture, mortgage, deed of trust, franchise, permit, license, note or other agreement or instrument to which TWC or such Subsidiaries may be bound. No approval or consent from any Tribunal or other third party is required in connection with the execution of or performance by TWC, Right Away Management Corporation and The Wornick Company Right Away Division under this Agreement and the other Loan Documents to which they are a party.

Section 6.03                                Financial Statements. Any financial statements of Borrower furnished to Lender shall be true and correct and will be prepared on a consolidated basis with all Subsidiaries in accordance with GAAP, and will fairly and accurately reflect the financial condition of Borrower and its Subsidiaries, and the results of their  operations as of the period then ended, subject, in the case of unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

Section 6.04                                Litigation and Judgments. Except as set forth in Schedule 6.04, neither Borrower nor any Subsidiary, nor TWC is involved in, nor is either the Subsidiaries, TWC or Borrower aware of, any action, suit, or proceeding, at law or in equity, or by or before any Tribunal or other governmental authority (collectively, “Litigation”), pending, or to the knowledge of Borrower, TWC or the Subsidiaries, threatened, against or affecting Borrower, TWC or the Subsidiaries or involving the validity or enforceability of the Loan Documents, which in the reasonable opinion of Borrower, TWC or the Subsidiaries, respectively, if adversely determined, would materially adversely affect the financial condition of Borrower, TWC or the Subsidiaries, or the ability of Borrower, TWC or the Subsidiaries to perform its obligations as contemplated by this Agreement or the other Loan Documents to which they are parties. There are no outstanding judgments (final or otherwise) against Borrower, TWC or the Subsidiaries.

Section 6.05                                No Materially Adverse Agreements. Except as may be provided in the Intercreditor Agreement or the Indenture, neither Borrower, TWC nor the Subsidiaries is a party to any agreement which in the opinion of Borrower, TWC or the Subsidiaries, respectively, does or will materially and adversely affect the business, operations or condition, financial or otherwise, of Borrower, TWC or the Subsidiaries.

Section 6.06                                Ownership of Properties; Liens. Each of Borrower and the Subsidiaries  has good and marketable title to or valid leasehold interests in all the Collateral, and in all of its other significant or material properties and assets, real and personal, which are owned or used in connection with the production and distribution of its products or services, and, except as may be provided in this Agreement, the other Loan Documents, the Intercreditor Agreement and the Indenture, none of such properties or assets or leasehold interests of Borrower or the Subsidiaries is subject to any mortgage, pledge, security interest, encumbrance, lien or charge of any kind which would materially restrict the manner in which Borrower or the Subsidiaries uses or intends to use such property.

Section 6.07                                Taxes. Each of Borrower, TWC and the Subsidiaries has filed all federal and state tax returns or reports required of it, including but not limited to income, franchise, employment and sales taxes, and has paid or made adequate provision for the payment of all taxes which have become due pursuant to such returns or reports or pursuant to any assessment which has been received, none of such being outstanding and unpaid, and neither Borrower, TWC nor the Subsidiaries knows of pending investigations of Borrower, TWC or the Subsidiaries by any taxing authority, nor of any material pending but unassessed tax liability.

Section 6.08                                Default and Pending Actions. Neither Borrower, TWC nor any Subsidiary is in default in any material respect under the provisions of any instrument evidencing any material obligation, indebtedness or liability of Borrower, TWC or the Subsidiaries or of any agreement relating thereto, or under any order, writ, injunction, or decree of any court, or in default under or in violation of any order, regulation, or demand of any governmental instrumentality which default or violation might have consequences which would materially and adversely affect the business, financial condition, or properties of Borrower, TWC or the Subsidiaries.  Without limiting the generality of the foregoing, neither Borrower, TWC nor  any Subsidiary is in default in any material respect under the provisions of any contracts with the United States Government or any agency or instrumentality thereof (“Government Contracts”), and there is no proceeding pending or threatened for the renegotiation of price, terms or performance of any such Government Contracts, and no audit or investigation not in the regular course of Borrower’s, TWC’s or the Subsidiaries’ business is in process, pending or scheduled.

Section 6.09                                Guarantees. Except as may be provided in the Intercreditor Agreement and the Indenture,  neither Borrower, TWC nor  any Subsidiary has guaranteed any dividend or any obligation of any other person, corporation or entity, including any unconsolidated subsidiary, and neither TWC nor any Subsidiary has guaranteed any dividend, obligation or indebtedness of Borrower other than to Lender and pursuant to the Indenture.

Section 6.10                                Title to and Perfection of Security Interest in Certain Collateral. Each of Borrower and each Subsidiary is and will be the owner of all of its Accounts Receivable, Contracts (subject to Section 6.11 hereof), Deposit Accounts, Equipment, Fixed Assets, Fixtures,

Intangibles, Ownership Interests, and Parts Inventory, and TWC is and will be the owner of its Ownership Interests, in each case, free and clear of all liens, security interests, and encumbrances other than those in favor of Lender hereunder and except as provided in the Intercreditor Agreement and the security documents under the Indenture, and Lender will have a valid and perfected first lien security interest therein and in the products or proceeds thereof, and Borrower, TWC and  each Subsidiary will each execute all such financing statements or other documents and take such actions as Lender may deem necessary or desirable to evidence or perfect its first and prior security interest and lien in its respective Collateral described in this Section.

Section 6.11                                Title to and Perfection of Security Interest in Government Contracts. Subject to the rights of the United States Government under Government Contracts, upon novation of the Government Contracts to Borrower and the Subsidiaries, respectively, each of Borrower and each Subsidiary is and will be the owner of all right, title and interest in and to all of its respective Government Contracts, free and clear of all liens, security interests, and encumbrances other than those in favor of Lender and except as provided in the Intercreditor Agreement and the security documents under the Indenture, and Lender will have a valid and perfected first lien security interest therein and in the products or proceeds thereof, and Borrower and  each Subsidiary will each execute all consents, assignments, pledges, financing statements or other documents and take such actions as Lender may deem necessary or desirable to evidence or perfect its first and prior security interest and lien in any Government Contracts now held or hereafter acquired and entered into.

Section 6.12                                Title to and Perfection of Security Interest in Inventory. Subject to the rights of the United States Government in components owned by the United States Government and included within Inventory, ownership of which is not claimed by either Borrower or the Subsidiaries, each of the Subsidiaries and Borrower is and will be the owner of all of its Inventory, free and clear of all liens, security interests, and encumbrances other than those in favor of Lender and except as provided in the Intercreditor Agreement and the security documents under the Indenture, and Lender will have a valid and perfected first lien security interest therein and in the products or proceeds thereof, and Borrower and  each Subsidiary will each execute all such financing statements or other documents and take such actions as Lender may deem necessary or desirable to evidence or perfect its first and prior security interest and lien in Inventory under the Loan Documents.

Section 6.13                                Title to and Perfection of Security Interest in Leasehold Estates. Each of Borrower and  each Subsidiary is and will be the lessee of all of its real properties used in the conduct of its business, and such leasehold interests will be held by them free and clear of all liens, security interests, and encumbrances other than those in favor of Lender and except as provided in the Intercreditor Agreement and the security documents under the Indenture, and Lender will have a valid and perfected first lien security interest therein, and Borrower and  each Subsidiary will each execute all such deeds of trust or other documents and take such actions as Lender may deem necessary or desirable to evidence or perfect its first and prior security interest and lien in such leasehold estates, including leasehold interests in the Property.

Section 6.14                                Purpose of Borrower; Use of Proceeds. Borrower and its Subsidiaries have entered into this Agreement for legitimate purposes, and Borrower will use the proceeds of the loans exclusively as required hereby.

Section 6.15                                Environmental Matters.  Except as disclosed in the Phase I environmental site assessment reports heretofore made available to Lender, neither Borrower nor any Subsidiary has received notice of, nor know of, nor suspect facts which might constitute any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to the Property.  Except in accordance with a valid governmental permit, license, certificate, or approval, there has been no emission, spill, release, or discharge of any toxic or hazardous substances or wastes, in amounts requiring investigation or cleanup under applicable environmental laws,  at or from the Property into or upon:

(a)                                  the air;

(b)                                 soils, or any improvements located thereon;

(c)                                  surface water or groundwater; or

(d)                                 the sewer, septic system or waste treatment, storage or disposal system servicing the Property;

and accordingly the Property is free of all such toxic or hazardous substances or wastes.  Except as disclosed in the Phase I environmental site assessment reports heretofore made available to Lender, there has been no complaint, order, directive, claim, citation, or notice by any Tribunal or otherwise with respect to:

(a)                                  air emissions;

(b)                                 spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the Property;

(c)                                  noise emissions;

(d)                                 solid or liquid waste disposal;

(e)                                  the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or

(f)                                    other environmental, health, or safety matters affecting Borrower, its Subsidiaries,  or their businesses, operations, assets, equipment, property, leaseholds, or other facilities.

Except as disclosed in the Phase I environmental site assessment reports previously made available to Lender, neither Borrower nor any Subsidiary  has any indebtedness, obligations, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances affecting the Property (including without limitation any such indebtedness, obligation, or liability with respect to any current regulations, law, or statute regarding such storage, treatment, cleanup or disposal).  Borrower and the Subsidiaries hereby agree to defend, indemnify and hold the Lender harmless from and against any and all claims, damages, judgments, penalties, cost, and expenses (including attorneys’ fees and court costs now or hereafter arising from the aforesaid enforcement of this Section) arising directly or indirectly from the activities of any party on the Property, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any Tribunal or any other party.  This indemnity shall survive the termination of this Agreement.  The Leasehold Deed of Trust will also contain Lender’s standard form of environmental warranties, representations and indemnities.

ARTICLE 7.

Positive Covenants

Positive Covenants.                                     Borrower and  each Subsidiary covenant and agree that, as long as the Obligations or any part thereof is outstanding, unless otherwise allowed by written instrument of Lender:

Section 7.01                                Performance of Obligations. Borrower will duly and punctually pay and perform or cause the payment or performance of each of the Obligations, including without limitation its obligations under this Agreement and each of the Loan Documents, as the same may at any time be amended or modified, and each Subsidiary will, and Borrower will cause each of TWC and the Prior Wornick Parties to, duly and punctually perform its obligations under this Agreement and each of the other Loan Documents to which it is a party.

Section 7.02                                Preservation of Existence and Franchises and Conduct of Business. Borrower will do or cause to be done, and will cause  each Subsidiary and TWC to do or cause to be done,  all things necessary to preserve and keep in full force and effect the organizational existence, rights, leases, patents, franchise agreements, and all other licenses or rights necessary to comply with all laws, regulations, rules, statutes, or other provisions applicable to Borrower, TWC and each Subsidiary, the loss of which would have a material adverse effect in the operation of its business, in a prudent and businesslike manner.

Section 7.03                                Maintenance of Properties. Borrower will cause, and will cause the Subsidiaries and TWC to cause,  each of Borrower’s, TWC’s and the Subsidiaries’ properties used or useful in the conduct of its business to be maintained and kept in good condition, repair, and working order, and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the prudent judgment of Borrower, each Subsidiary and TWC, as applicable, may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.04                                Payment of Taxes and Other Charges. Borrower and each Subsidiary will promptly pay and discharge, or cause to be paid and discharged, all lawful taxes, assessments, and other governmental charges imposed upon Borrower and each  Subsidiary or upon the property, real, personal or mixed, belonging to Borrower  and  each Subsidiary, or upon any part thereof, before the payment thereof shall become in default, as well as all lawful claims for labor, materials and supplies, which, if unpaid, might become a lien or charge upon such property, or upon any part thereof, provided, however, that Borrower and the Subsidiaries shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge, levy or claim, so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings diligently pursued, if appropriate reserves have been provided therefor by Borrower  or the Subsidiaries.

Section 7.05                                Insurance. Borrower will maintain, and will cause each Subsidiary to maintain, insurance with such insurance companies, in such amounts, and covering such risks (including products liability and business interruption insurance) as shall be satisfactory to Lender with respect to the Collateral, deliver to Lender certificates evidencing such insurance and, at Closing and within 60 days after the close of each fiscal year of Borrower, a report (“Insurance Report”) certified by the chief financial officer of Borrower describing all insurance policies on Equipment, Fixed Assets, Fixtures, Inventory, Parts Inventory and leasehold improvements on the Property to which liens or security interests in favor of Lender have attached, showing Lender as additional insured, mortgagee and loss payee, as its interest may appear, and in such event deliver certificates evidencing such insurance to Lender. All such certificates shall provide that the coverage so evidenced may not be terminated, canceled or reduced except upon 30 days written notice to Lender by the insurer.

Section 7.06                                Maintenance of Books and Records. Borrower will, and will cause each Subsidiary to, maintain proper books of record and account in which full, true and correct entries will be made of all dealings and transactions in relation to its business and activities.

Section 7.07                                Inspection of Properties. Books and Records. Borrower will, and will cause each Subsidiary to, permit Lender and its representatives to visit and inspect any of the properties of Borrower and each  Subsidiary, to examine and make copies of the books and accounts of Borrower and each  Subsidiary, and to discuss the affairs, finances and accounts of Borrower and each  Subsidiary with the officers of Borrower and  each Subsidiary, all at such reasonable times as Lender may request upon reasonable notice. Lender may, at its option, perform or arrange for periodic audits of Borrower’s and the Subsidiaries’ assets, books and records, the results of which must be acceptable to Lender in its reasonable discretion.

Section 7.08                                Audited Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year, beginning with its fiscal year ending December 31, 2004, Borrower will furnish to Lender a copy of the annual audited financial statements of Borrower and the Subsidiaries for such fiscal year containing, on a consolidated  basis, balance sheets, statements of income, statements of stockholders’ equity, and statements of changes in financial position, accompanied by the report of one of the six largest national firms of independent certified public accountants, accompanied by (i) a copy of the management letter prepared by the accounting firm auditing and reporting upon such financial statements, and (ii) a compliance certificate certified by the President or the Chief Financial Officer of Borrower.

Section 7.09                                Unaudited Quarterly Financial Statements and Compliance Certification. As soon as available, and in any event within 45 days after the end of each calendar quarter, Borrower will furnish to Lender a copy of the unaudited financial statements of Borrower and its Subsidiaries as of the end of such quarter and for the period then ended, on a consolidated basis, containing balance sheets and statements of income, all in reasonable detail and prepared in accordance with GAAP, compiled by a certified public accountant reasonably acceptable to Lender, and certified by the President or the Chief Financial Officer of Borrower to fairly present the financial condition and results of the operations of Borrower and its Subsidiaries at the date and for the period indicated therein, subject to changes resulting from audit and normal year-end adjustments. The quarterly financial statements shall be accompanied by (i) comparison to current year projections and comparison to prior year comparable period; and (ii) a Certificate of No Default executed by the President or the Chief Financial Officer of Borrower, in form and content satisfactory to the Lender in its sole discretion.

Section 7.10                                Monthly Aging of Accounts Receivable and Report of Equipment, etc. As soon as available, and in any event within 15 days after the end of each month, Borrower will, and will cause each  Subsidiary to, furnish to Lender (or will cause to be furnished to Lender) a monthly report of (i) an aging of all its Accounts Receivable identifying such Accounts Receivable upon the basis of a 30 day, 60 day, 90 day and beyond 90 day schedule; and (ii) a report of the status of the Borrowing Base (consolidated with the Subsidiaries) and the Maximum Amount as of the month end next preceding the date of the report.  A list of all Equipment owned by Borrower and the Subsidiaries will be furnished to Lender on Lender’s request, and annually at the time  the audited financial statements provided for in Section 7.08 are furnished to Lender.

Section 7.11                                Projections; Other Reports and Information. Within 30 days following each fiscal year end, Borrower will provide to Lender updated financial projections of financial status and performance for the Borrower and its Subsidiaries (accompanied by a statement of the assumptions underlying such projections) covering the following fiscal year.  The financial projections shall be in such format, and shall contain such level of detail and supporting documentation as Lender may reasonably request.  Borrower shall also furnish to Lender from time to time such further information regarding the business, affairs, and financial condition of Borrower and its Subsidiaries as Lender may reasonably request.

Section 7.12                                Performance of Contracts and the Indenture. Borrower will, and Borrower will cause its Subsidiaries to,  punctually pay all amounts due, and observe and perform or cause to be observed and performed all covenants and agreements in the Indenture and in each material Contract, agreement, order, lease or other commitment to which Borrower or any  Subsidiary is a party, including specifically but without limitation any Government Contracts, so as not to give rise to any event of default or defense to payment or performance on the part of any other party thereto or to any right on the part of any other party thereto of setoff, counterclaim, recoupment, rescission,  termination, or enforcement of rights against Borrower,  any Subsidiary or the Collateral.

Section 7.13   Performance of Leases on the Property.  Borrower and each tenant Subsidiary will punctually pay all amounts due, and observe and perform, or cause to be observed and performed, all agreements, obligations and covenants in the Leases so as not to give rise to any tenant event of default or defense to landlord’s performance under the Leases, or permit landlord take any enforcement action against the tenant under the Leases.

Section 7.14                                Compliance with Laws. Borrower will, and Borrower will cause its Subsidiaries to, comply or cause compliance with the requirements of all applicable laws, rules, regulations and orders of any Tribunal materially affecting the operation of Borrower’s  and the Subsidiaries’ business.

Section 7.15                                Expenses and Legal Fees. Borrower and the Subsidiaires will pay all reasonable out-of-pocket expenses arising in connection with this Agreement and the other Loan Documents, the enforcement hereof and thereof, any amendment of this Agreement or any Loan Documents, and the Closing of the transactions contemplated hereby including, but not limited to, all legal fees and expenses incurred by Lender in connection with the Revolving Loan and any Advances on any Borrowing Date hereunder with respect to any Obligation. All such expenses shall be paid by Borrower and its Subsidiaries within 30 days after written demand by Lender. Any and all payments made hereunder, or under any instruments evidencing the Obligations,  shall be made free and clear of any present or future taxes, withholdings, or other deductions whatsoever.

Section 7.16                                Notice of Litigation, Material Adverse Changes, and Events of Default. Borrower and the Subsidiaries will promptly give to Lender a notice in writing of (i) any litigation or any proceeding before any Tribunal which involves an amount in controversy in excess of $500,000.00, or which, if adversely determined, would in the reasonable opinion of Borrower or any Subsidiary, materially adversely affect Borrower’s or such Subsidiaries’ financial condition, affairs or operations, (ii) any other matter which in the reasonable opinion of Borrower or any Subsidiary might materially adversely affect Borrower’s or such Subsidiaries’ financial condition, affairs, or operations, (iii) any notice of landlord or tenant default under the Leases, and (iv) the occurrence of any Event of Default.

Section 7.17    Ratios.

(a)                                  Current Ratio:   During the term of this Agreement, Borrower shall not allow its ratio of Current Assets to Current Liabilities to be less than 1.5 to 1 on an aggregate and consolidated basis. For purposes hereof, “Current Assets” shall mean at any date the aggregate amount of the current assets of Borrower (excluding the cash collateral pledged to the  Lender other than the  operating account of Borrower) determined on a consolidated basis in accordance with GAAP after deducting adequate reserves in each case where a reserve is proper in accordance with GAAP; and “Current Liabilities” shall mean (i) all indebtedness of Borrower which by its terms is payable on demand or matures not more than one year from such date and (ii) all other items which in accordance with GAAP on a consolidated basis would be included as current liabilities of Borrower, except for trade payables.

(b)                                 Quick Ratio: During the term of this Agreement, Borrower shall not allow its ratio of Quick Assets to Current Liabilities, on an aggregate and consolidated basis, to be less than 0.65 to 1. For purposes hereof, “Quick Assets” shall mean Current Assets (as defined in Section 7. 17(a) above) less inventory (other than 80% of Eligible Inventory attributable to Government Contracts); and “Current Liabilities” shall have the same meaning as in Section 7. 17(a) above.

(c)                                  Minimum Profitability:  As of the end of each fiscal year during the term of this Agreement, Borrower shall have operating profits, computed on a consolidated basis in accordance with GAAP, consistently applied, of not less than zero, thereby resulting in positive cash flow for Borrower and its Subsidiaries as of the end of such fiscal year.   “Operating profits” for purposes of this Agreement shall mean gross profits less operating expenses.  For purposes of this Agreement, “positive cash flow” shall mean an amount greater than zero, which amount is the sum of net income (loss) for Borrower and its Subsidiaries  as of the end of the applicable fiscal year and all non-cash expenses of Borrower and its Subsidiaries for such fiscal year.

(d)                                 Minimum Net Worth: At all times during the term of this Agreement, Borrower shall maintain a minimum net worth, on a consolidated basis, equal to not less than $10,000,000.

Section 7.18                                Government Contracts. Borrower will provide Lender  notice of any  awards related to Government Contracts or notices related to Government Contracts now or hereafter entered into between Borrower or any  Subsidiary and the United States, or between Borrower or any  Subsidiary and any other person as a subcontract involving ultimate sale of product to the United States, or assigned, assignable or to be assigned to Borrower or any Subsidiary pursuant to the Asset Transaction, regarding any contract awards, contract revocations, or any material changes in contracted volume, pricing or delivery schedules, or any material changes in cost components of products sold or any other material change in contract terms for any prime contract or subcontract with the Borrower, in each case within seven days of receipt of such notice. Attached as Schedule 7.18A is a list of all Government Contracts in effect as of the date hereof. As often as requested by Lender, Borrower shall provide to Lender a report as to the status of the novations on Government Contracts required of the Prior Wornick Parties under the Asset Transaction, Government Contracts entered into between Borrower or any Subsidiary and the United States, or between Borrower or any Subsidiary and any other person as a subcontract involving ultimate sale of product to the United States, and if requested,  a copy of  such Government Contracts. Immediately upon execution of any Government Contracts entered into between the Borrower or any Subsidiary and the United States, or between Borrower or any Subsidiary and any other person as a subcontract involving ultimate sale of product to the United States, Borrower and any Subsidiary as applicable shall execute and deliver to Lender its rights under such contracts pursuant to an assignment in the form of Schedule 7. 18B attached hereto and incorporated herein by reference for all relevant purposes and shall give Lender such documentation as is required by the United States Government for submission to the United States Government with the notification of such assignment and obtain confirmation of such assignment in the forms also attached as Schedule 7. 18C or in such other form as may be approved by Lender.

Section 7.19                                Minimum Working Capital. Borrower shall at all times maintain a minimum of $2,000,000.00 in current working capital on an aggregate and consolidated basis. Current working capital shall be defined as all Current Assets,  less all Current Liabilities.

Section 7.20   Depository.  Borrower and each Subsidiary will maintain all their Deposit Accounts and Cash with Lender.

Section 7.21  Report on Indenture Payments.  At least 45 days prior to the date:  an interest payment is due under the Indenture; or a permitted or mandatory redemption of principal on the notes associated with the Indenture is due; Borrower shall provide Lender a written report detailing the source of funds Borrower will use to make such payment, evidence that such payment will not result in an Event of Default under this Agreement or the other Loan Documents, and such other information and documentation as Lender may reasonably request.

Section 7.22  Title Equipment.  Within forty-five (45) days after the Closing Date, Lender shall have received the original certificates of title on all titled Equipment owned by Borrower and the Subsidiaries, and during the term of this Agreement, Borrower and its Subsidiaries shall deliver to Lender the original certificates of title on all subsequently acquired titled Equipment within thirty (30) days of acquiring possession of such titled Equipment.  Borrower and its Subsidiaries shall cooperate with Lender in having new certificates of title issued on all titled Equipment reflecting Lender’s first lien and security interest in such Collateral.

ARTICLE 8.

Negative Covenants

Negative Covenants. Each of Borrower and the Subsidiaries covenants and agrees that, as long as the Obligations or any part thereof are outstanding, without the prior written consent of Lender:

Section 8.01                                Liens. Neither Borrower nor any Subsidiary will directly or indirectly create, incur, assume, or permit to exist any mortgage, lien, charge or encumbrance on, or security interest in, any property or asset now or hereafter acquired by Borrower  or any Subsidiary; provided, however, that the restrictions in this Section 8.01 shall not prohibit the following (“Permitted Liens”):

(a)                                  Purchase money secured indebtedness incurred in connection with the acquisition by Borrower or any Subsidiary, respectively, in the ordinary course of business of any property or asset, whether real, personal or mixed (but not acquired in replacement of equipment included in the Collateral), up to a maximum aggregate of $2,000,000.00 so long as such acquisition does not result in an Event of Default under the Indenture;

(b)                                 Liens, security interests, charges or other encumbrances in favor of Lender or otherwise contemplated by this Agreement;

(c)                                  Liens for taxes, assessments, or other governmental charges or claims of any nature, the payment of which is not at the time required or which are being contested in good faith by appropriate proceedings diligently prosecuted;

(d)                                 Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings diligently prosecuted;

(e)                                  Liens incurred or deposits made in the ordinary course of business in connection with Workers’ Compensation, unemployment insurance and other types of social security, or to secure the performance of surety and appeal bonds, bids, leases, performance bonds and other similar obligations; or

(f)                                    Liens provided for in the Intercreditor Agreement and the security documents under the Indenture so long as such liens do not result in an Event of Default under the Indenture.

Section 8.02                                Limitation on Leases. Borrower will not permit the aggregate rentals payable under all non-cancelable operating leases entered into after Closing to which Borrower or a Subsidiary is a party to exceed $500,000 during any fiscal year. Lender acknowledges and consents to the Leases pledged to Lender by Leasehold Deed of Trust to secure the Obligations and the other existing leases on other real property disclosed to Lender. Borrower agrees not to amend the Leases in any material respect without the prior written consent of the Lender.  At Lender’s request, Borrower and its Subsidiaries will grant Lender first liens on the leasehold interest in all real property leases to the extent Borrower and its Subsidiaries are permitted to grant liens on their leasehold interest under such leases.

 Section 8.03                             Limitations on Dividends and Similar Payments. Except as allowed under the terms of the Indenture, Borrower will not declare or pay any dividends on any class of stock, or directly or indirectly make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or any warrants, rights, or options to purchase, or otherwise acquire any shares of its stock of any class or make any distribution in respect to its stock, either directly or indirectly, whether in cash or property or in obligations of Borrower.

Section 8.04                                Mergers, Etc. Except as allowed under the terms of the Indenture, Borrower and its Subsidiaries will not (i) consolidate with or merge into any other corporation, (ii) permit any other corporation to merge into Borrower and its Subsidiaries, (iii) acquire all or any substantial part of the capital stock, property or assets of any other corporation, partnership, or other entity, or (iv) sell or otherwise dispose of any investment (including any ownership of common stock, partnership interest, or other securities, interest, or other evidence of indebtedness or any ownership interest of any kind) in any other business or company.

Section 8.05                                Acquisition of Equipment. Borrower and its Subsidiaries will not purchase or otherwise acquire any additional Equipment (including any substitutions for Equipment owned on the Closing Date) or make any other capital expenditures in violation of the Indenture, or which would cause Borrower and its Subsidiaries to be in default under the terms of this Agreement or any other Loan Document.

Section 8.06                                No Materially Adverse Management Changes.  Except in the case of death, disability, resignation,  or retirement in the normal course of business, and except as otherwise determined by the board of directors of Borrower or any Subsidiary in the exercise of its fiduciary obligations, there shall not be any change in the office of  president of Borrower or any  Subsidiary which would materially adversely affect Borrower’s or a Subsidiary’s financial condition, affairs or operations.

Section 8.07 Changes in Certain Management.  Borrower will provide Lender written notice of any change in the office of president, chief financial officer or vice president of operations or manufacturing of Borrower or any Subsidiary as soon as practical under the circumstances, and whenever possible, at least ten days prior to the effective date of any change in the office of president, chief financial officer or vice president of operations or manufacturing of Borrower or any Subsidiary.

Section 8.08  Obligations under Indenture. Neither Borrower nor any Subsidiary shall take any action, or refrain from taking any action, under the terms of the Indenture, which would cause Borrower or any Subsidiary to default on their obligations to Lender under this Agreement or under any other Loan Document, or which would result in any change in priority or reduction in Lender’s liens and security interests on any of the Collateral.

Section 8.09 Issuance of Additional Interests.  Neither Borrower nor any Subsidiary will issue any additional stock, membership interest, and/or partnership interest of any class without informing Lender of the issuance of such interests, and the party acquiring such stock, membership interest and/or partnership interest pledges such interests to Lender as security for the Obligations.

ARTICLE 9.

Collateral for Obligations

Section 9.01                                Security Interest in Property. In order to increase the Borrowing Base through inclusion of leasehold improvements, Borrower and The Wornick Company Right Away Division, L.P. shall have granted to Lender a first and superior lien upon, and a first and superior security interest in, the interest of Borrower and The Wornick Company Right Away Division, L.P., respectively, under the Leases,  for the Property, the granting of such liens to be subject to consent by the landlord, and a first and superior lien against or a first and superior security interest in any other real property now leased, or hereafter leased or acquired, by Borrower or any Subsidiary to the extent permitted under the applicable lease. On each anniversary date of this Agreement, Borrower and the Subsidiaries will provide Lender a listing of all real property leases in existence as of  the date of the report, and if requested by Lender, copies of such leases.  Each of Borrower and, to the extent applicable, each Subsidiary agrees to notify Lender of Borrower’s and each Subsidiary’s entry into leases on real property simultaneously with the entry of such leases by Borrower or its Subsidiaries, and to execute and deliver to Lender, upon request by Lender, , a Leasehold Deed of Trust on such other real property.  Unless otherwise agreed, the form of the instrument granting such lien or mortgage shall be in substantially the same form as the Leasehold Deed of Trust on the Property conformed to the applicable jurisidiction if the other real property is located in a state other than the State of Texas or the State of Ohio.

Section 9.02                                Security Interest in Equipment. In order to secure payment and performance of the Obligations, each of Borrower and each Subsidiary hereby grants to Lender a first and superior lien upon, and a first and superior security interest in, all Equipment now owned and hereafter acquired by Borrower and each Subsidiary. Each of Borrower and each  Subsidiary agrees to execute and deliver to Lender, as a condition to the obligations of Lender hereunder, a duly and validly executed security agreement creating a first and superior security interest in its Equipment.

Section 9.03                                Security Interest in Ownership Interests. In order to secure payment and performance of the Obligations, each of Borrower, Right Away Management Corporation and The Wornick Company Right Away Division hereby grants to Lender a first and superior lien upon, and a first and superior security interest in, all Ownership Interests now owned and hereafter acquired by each of them. Each of Borrower, Right Away Management Corporation and The Wornick Company Right Away Division agrees to execute and deliver to Lender, as a condition to the obligations of Lender hereunder, a duly and validly executed security agreement creating a first and superior security interest in the Ownership Interests.  Borrower shall cause TWC, in order to secure the payment and performance of the Obligations, to grant Lender a first and superior lien upon, and a first and superior security interest in, all Ownership Interests of The Wornick Company, a Delaware corporation, and to execute a pledge agreement creating a first and superior security interest in such Ownership Interests.

Section 9.04                                Security Interest in Other Assets. In order to secure payment and performance of the Obligations, each of Borrower and each  Subsidiary hereby grants to Lender a first and superior lien upon, and a first and superior security interest in, all other personal property, including Accounts Receivable, Contract rights (to the extent assignable, or to the extent which interests therein or in the proceeds thereof are assignable to Lender), Deposit Accounts, chattel paper, Intangibles, Inventory, Parts Inventory, Fixed Assets, Fixtures, and such other assets now owned or hereafter acquired by Borrower and each  Subsidiary, and agrees to execute and deliver to Lender, as a condition to the obligations of Lender hereunder, a duly and validly executed security agreement which further sets forth the first and superior lien granted herein.

Section 9.05                                Execution of Further Documentation. Promptly after acquisition by Borrower or the Subsidiaries of any Inventory, Parts Inventory, Equipment or other Collateral subsequent to Closing, Borrower will, if requested by Lender, confirm to Lender that Lender has a first and superior security interest therein, shall deliver such Collateral for which perfection is accomplished by possession and, for Collateral for which perfection is accomplished by notation on a certificate of title or similar documentation, shall cause the security interest to be noted, where applicable, upon the certificate of title or other documentation related thereto. Each of Borrower and each Subsidiary shall, upon request by Lender, execute, acknowledge and deliver such further chattel mortgages, assignments, financing statements, title certificates, security agreements and other documents as may be requested by Lender to more fully evidence and perfect the first and superior security interest in the Collateral. In addition, each of Borrower, TWC and each Subsidiary agrees to execute, acknowledge, and deliver any and all instruments, mortgages, agreements, certificates, applications, transfers, assignments, financing statements, and other documents of every nature, with such covenants, warranties, indemnities and other provisions, and to do all other acts and things to be done by Borrower, TWC and each Subsidiary as may from time to time, in the opinion of Lender, be necessary or proper to fully effectuate the purposes of this Article 9 and the intentions of the parties hereto.

ARTICLE 10.

Default

Section 10.01 Events of Default. As used herein, the term “Event of Default” means any one or more of the following events:

(a)                                  The failure of any portion of the Obligations, including interest thereon, or any part thereof, to be paid when due.

(b)                                 The breach or other failure of Borrower, TWC and each Subsidiary to punctually and properly observe, keep and perform each of its covenants and agreements contained in this Agreement, or the failure by Borrower, TWC and each Subsidiary to comply with any of the other terms or conditions specified herein or in any of the other Loan Documents.

(c)                                  Any representation or warranty made by Borrower, TWC and each Subsidiary in this Agreement, any instrument evidencing an Obligation,  any of other Loan Documents, or the Indenture is untrue in any material respect, or any schedule, statement, report, notice or writing furnished by Borrower, TWC and each Subsidiary to Lender is untrue in any material respect on the date as of which the facts set forth therein are stated or certified, or information is omitted from such schedules, statements, reports, notices, or writings and the omission of such information would cause the representations and warranties contained therein to be misleading in any material respect.

(d)                                 An inability of Borrower and each Subsidiary to satisfy any condition specified herein as precedent to the obligation of Lender to make an Advance after a Draw Request for an Advance has been submitted by Borrower to Lender, provided that a Draw Request for an Advance by Borrower in an amount in excess of the amounts that may be advanced pursuant to this Agreement shall not be an Event of Default, but Lender shall have no obligation to make such Advance.

(e)                                  The   appointment of a receiver, trustee, custodian, conservator, or liquidator, or other similar official for Borrower or any Subsidiary, any of the Collateral, or any other property of Borrower or any Subsidiary.

(f)                                    Borrower or any Subsidiary shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or Borrower or any Subsidiary shall make a general assignment for the benefit of creditors.

(g)                                 Borrower or any Subsidiary shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Borrower or any Subsidiary or its debts under any Debtor Relief Laws.

(h)                                 Any case, proceeding or other action commenced against Borrower or any Subsidiary seeking to have an order for relief entered against Borrower or any Subsidiary as debtor, or seeking a reorganization, arrangement, adjustment, liquidation, dissolution or composition of Borrower or any Subsidiary or its debts under Debtor Relief Laws, or seeking an appointment of a receiver, trustee, custodian or other similar official for Borrower or any Subsidiary or for all or any of the Collateral, or any other property of Borrower or any Subsidiary and such case, proceeding or other action (i) results in the entry of an order for relief against Borrower or any Subsidiary or (ii) remains undismissed for a period of 60 days.

(i)                                     Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within 60 days from the date thereof.

(j)                                     An occurrence of any event or condition which results in, or with notice or lapse of time could result in, a default in the payment of any indebtedness or performance of any obligation of Borrower or any Subsidiary to Lender or any other party, including any obligation of Borrower  or any Subsidiary under the Indenture.

(k)                                  The liquidation, termination or dissolution of Borrower or any Subsidiary.

(l)                                     Borrower or any Subsidiary fails to be awarded (including failure to obtain novation of any Government Contracts to be assigned or assignable under the Asset Transaction), or following an award, fails to maintain in effect, Government Contracts on MREs (meals ready to eat) representing at least 20% of the total case volume of all outstanding MREs (meals ready to eat) Government Contracts.

(m)                               A final judgment or judgments where the amount not paid by insurance is material, if collected, against Borrower or any Subsidiary, and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed.

(n)                                 Any claim is asserted, or any court shall find or rule, or Lender shall determine, that Lender does not have a valid first lien on the Collateral.

(o)                                 The sale, encumbrance or abandonment (except as otherwise expressly permitted by this Agreement, any other Loan Documents or the Indenture) of the Collateral and/or any other property now or hereafter subject to any of the Loan Documents; or the making of any levy, seizure or attachment thereof or thereon; or the loss, theft, substantial damage, or destruction of any material portion of the Collateral and such loss, theft, substantial damage or destruction is not covered by casualty and hazard insurance in accordance with the terms of this Agreement, the other Loan Documents or the Indenture, or, if so insured, the issuer of such insurance does not promptly compensate the Borrower or the Subsidiaries for such loss, theft, substantial damage or destruction.

(p)                                 Any default by the Prior Wornick Parties under the security agreement evidencing the security interest referenced in Section 4.01(g)(ii) above, provided, that Lender has provided Borrower written notice of such default and Borrower has failed to diligently prosecute against the Prior Wornick Parties any rights relating to such default that Borrower may have under the Asset Transaction.

ARTICLE 11.

Rights and Remedies of Lender

Section 11.01                          Remedies Upon Default. Subject to compliance by Lender with any requirement of notice and opportunity to cure as may be contained in this Agreement or any instrument evidencing an Obligation (which notices and cure provisions are incorporated by reference into this Agreement, with the qualification that in no event or circumstance shall more than one notice and opportunity for cure be required for the same default), upon the occurrence of an Event of Default, Lender shall have, in addition to any and all other rights, remedies and recourses available to it under any of the Loan Documents or otherwise available at law or in equity, including specifically, but without limitation, the right to declare immediately due and payable all or any part of the outstanding Obligations and accrued but unpaid interest thereon and to foreclose any and all liens and security interests in all Collateral securing the repayment of same, the right (a) to take exclusive possession of the Collateral, (b) to prosecute and defend all actions or proceedings relating to the Collateral, (c) to pay, settle or compromise all existing bills and claims which are or may be liens against the Collateral, (d) to execute in Borrower’s and each Subsidiary’s name all applications, certificates and other instruments which may be required to preserve and protect the Collateral, and (e) to employ such contractors, subcontractors, agents, attorneys, accountants and inspectors as Lender may deem desirable to accomplish any of the above purposes. For these purposes, Borrower and each Subsidiary hereby constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to take any and all of the above described actions, which power of attorney shall be deemed to be coupled with an interest and shall be irrevocable. All sums expended by Lender for any of the above purposes shall be deemed to be Advances hereunder and shall be secured by the Loan Documents. With respect to each and every right of Lender enumerated in this Section 11.01, Borrower and each Subsidiary hereby expressly waives demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment, notice of acceleration, diligence in collecting, grace, notice and protest, except as set forth in this Agreement or any instrument evidencing an Obligation.

Section 11.02                          Cessation of Lender’s Obligations. Upon the occurrence of any Event of Default hereunder or under any other Loan Document, all obligations (if any) of Lender hereunder, including specifically any obligation to make Advances hereunder, shall immediately cease and terminate.

Section 11.03                          Acceleration. Subject to Section 11.01, upon the occurrence of an Event of Default, Lender may, at its option, declare the Obligations, together with accrued but unpaid interest, immediately due and payable without notice of any kind.

Section 11.04                          Additional Remedies. Right of Set-Off. In addition to any other security required or permitted hereunder, Lender is hereby given a lien, security interest, mortgage and/or pledge for the payment of all debts and liabilities of Borrower or any Subsidiary to Lender upon all monies, securities, or other property of Borrower and each Subsidiary, now or hereafter held by Lender (including Cash and property held in Deposit Accounts or for safekeeping, in custodial accounts or by pledge, or any items received for collection or transmission and the proceeds thereof). Lender shall have (to the extent not prohibited or limited by statutory or common law), upon the occurrence of an Event of Default, and provided that such Event of Default is continuing and is not waived by or remedied to the satisfaction of Lender, (i) the right to withhold payment of the balance of any Deposit Account (whether general or special, time or demand, provisional or final) of Borrower and each Subsidiary with Lender or pledged by any other party as Collateral for the Obligations; (ii) the right to appropriate and apply to the payment of any liabilities of the Borrower and each Subsidiary to Lender, whether or not then due, any security therefor and any monies, Deposit Accounts, claims, securities, or other property or proceeds thereof, (iii) the right to sell, assign, give options to purchase, and deliver the whole or any part thereof in one or more parcels, at public or private sale, at Lender’s offices, or at any exchange or brokers’ board, or elsewhere, for cash, upon credit, or for future delivery, without demand, advertisement, or notice, which are hereby expressly waived by Borrower and each Subsidiary; and upon any such sale Lender may become the purchaser of any such property free from any right of redemption, which is hereby waived and released by Borrower and each Subsidiary.

Section 11.05                          Funds of Lender. Any funds of Lender used for any purpose referred to in Section 11.01 shall constitute Advances secured by the Loan Documents and, subject to Section

12.05, shall bear interest at the greater of the rate specified in this Agreement or the instrument evidencing the Obligation to be applicable after default thereunder.

Section 11.06                          No Waiver or Exhaustion. No waiver by Lender of any of its rights or remedies hereunder, in the other Loan Documents, or otherwise, shall be considered a waiver of any other or subsequent right or remedy of Lender; no delay or omission in the exercise or enforcement by Lender of any rights or remedies shall ever be construed as a waiver of any right or remedy of Lender; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Lender.

ARTICLE 12.

Miscellaneous

Section 12.01                          Notices. All notices or other communications required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be considered properly given upon deposit into the care and custody of the United States Postal Service, if mailed by first class United States mail, postage prepaid, by registered or certified with return receipt requested. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as set forth below the signature lines at the end of this Agreement; provided, however, that any party to this Agreement shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of 30 days’ written notice to the other party in the manner set forth hereinabove.

Section 12.02                          Waiver. Any failure by Lender to insist, or any election by Lender not to insist, upon Borrower’s,  and each Subsidiary’s strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same or of any other term, provision or condition thereof; and Lender shall have the right at any time thereafter to insist upon strict performance by Borrower and each Subsidiary of any and all of same. Specifically, no Advance by Lender when there exists an Event of Default under Article 10 hereinabove shall in any way preclude Lender from thereafter declaring such failure to comply to be an Event of Default hereunder.

Section 12.03                          Survival. The representations, warranties and covenants of Borrower, TWC and each Subsidiary contained in this Agreement shall survive the Closing.

Section 12.04                          Participations. Lender may, at any time, sell, transfer, assign or grant participations in the Obligations described in or evidenced by this Agreement; and Lender may forward to each participant and prospective participant all documents and information relating to such loan, whether furnished by Borrower, any Subsidiary or otherwise, as Lender determines necessary or desirable.

Section 12.05                          Limitations on Interest. All agreements between Lender and Borrower and Lender and each Subsidiary, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal obligation and not to the payment of interest, or if such excessive interest exceeds the principal obligation such excess shall be refunded. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between Lender and Borrower and between Lender and each Subsidiary.

Section 12.06                          Applicable Law. This Agreement and the Loan Documents shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions within the State of Texas. Subject to Article 13, the parties hereto stipulate and agree that any action, suit or proceeding brought to enforce any obligation or covenant under this Agreement or the Loan Documents shall be brought exclusively in Hidalgo County, Texas, it being stipulated and agreed that such county is the exclusive county for venue for any such suit or proceeding.

Section 12.07                          Rights. Remedies and Recourses Cumulative. All rights, remedies and recourses afforded Lender in the Loan Documents or otherwise available at law or in equity, including specifically, but without limitation, those granted by the Uniform Commercial Code in effect in the State of Texas (a) shall be deemed cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Borrower and the Subsidiaries or anyone else obligated under any or all of the Loan Documents, or against any Collateral secured by the Loan Documents, or against any one or more of them, at the sole discretion of Lender, (c) may be exercised as often as the occasion therefor shall arise, it being understood by Borrower and each Subsidiary that the exercise, failure to exercise or election not to exercise any of the same shall in no event be construed as a waiver of same or of any other right, remedy or recourse available to Lender and (d) are intended to be, and shall be, nonexclusive.

Section 12.08                          Severability. If any provision hereof or of any of the other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 12.09                          Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and the Loan Documents and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the Loan Documents or any amendments or exhibits hereto.

Section 12.10                          Modification. This Agreement and any obligation undertaken herein shall not be amended, waived, discharged or terminated orally but only by an instrument executed by the party against which enforcement of the amendment, waiver, discharge or termination is sought, which instrument may be in the form of a letter agreement.

Section 12.11                          Lender’s Discretion. In any instance under this Agreement or any other of the Loan Documents (including any Exhibits, Schedules, Annexes or Addenda hereto or thereto) where Lender’s approval or consent is required, the granting or denial of such approval or consent shall be within the reasonable discretion of Lender.

Section 12.12                          No Third Party Beneficiary. This Agreement is for the sole benefit of Lender, Borrower and the Subsidiaries, and is not for the benefit of any third party.

Section 12.13                          Borrower and Subsidiaries In Control; No Partnership. In no event shall Lender’s rights and interests under the Loan Documents be construed to give Lender the right to, or be deemed to indicate that Lender is in control of, the business, management or properties of Borrower, or the Subsidiaries or to indicate that Lender has power over the daily management functions and operating decisions made by Borrower and the  Subsidiaries. Nothing contained herein or in any of the other Loan Documents shall be construed as creating a joint venture, partnership, tenancy-in-common or joint tenancy arrangement between Lender and Borrower,  or between Lender and the Subsidiaries. The relationship of Lender, Borrower and the Subsidiaries is and at all times shall be solely that of debtor and creditor. However, if Lender becomes the owner of any stock of Borrower or any Subsidiary, whether through foreclosure or otherwise, Lender shall be entitled to exercise such legal rights as it may have by virtue of being a shareholder of Borrower or a Subsidiary.

Section 12.14                          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, legal representatives and assigns. However, neither Borrower, nor any Subsidiary shall not assign or encumber this Agreement or any rights herein, it being expressly understood and agreed that Borrower’s’s and the Subsidiaries’ rights hereunder are not assignable.

Section 12.15                          Number and Gender. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders. The duties, covenants, obligations, and warranties of Borrower and the Subsidiaries in this Agreement shall be joint and several obligations of Borrower and the Subsidiaries and of each Borrower and each Subsidiary if more than one.

Section 12.16                          Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

Section 12.17                          Time of the Essence. Time is of the essence with respect to each and every matter pertaining to performance under this Agreement and of each provision hereof.

Section 12.18                          Executed Copies. This Agreement may be executed in any number of counterpart copies, each of which counterparts shall be deemed an original for all purposes.

Section 12.19   List of Schedules.  The following schedules are attached to this Agreement:

Schedule 1(nn) – Legal Description of Property

Schedule 2.03 – Draw Request

Schedule 6.04 – Listing of Litigation and Administrative Proceedings

Schedule 7.18A – Listing of Government Contracts

Schedule 7.18B – Form of Assignment of Rights in Government Contracts

Schedule 7.18C – Notice of Assignment of Rights in Government Contracts

ARTICLE 13

ARTICLE 13  ARBITRATION

Section 13.01                     Binding Arbitration.  Except to the extent prohibited by law, upon the request of any party to this Agreement, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable, or otherwise), now existing or hereafter arising between the parties,  shall be resolved by binding arbitration in accordance with the terms of this Article.  The foregoing matters shall be collectively referred to as “Disputes.”  Any party hereto may, by summary proceedings, bring an action in court to compel arbitration of any Disputes.

Section 13.02   Governing Rules.  Except to the extent the parties involved in a Dispute may otherwise agree, Disputes shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the terms of this Article, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code).  The parties hereto acknowledge and agree that the relationship between the parties, including the transaction contemplated herein, involves interstate commerce.  If it is determined that the Federal Arbitration Act is inapplicable, Disputes shall be resolved in accordance with the provisions of the Texas General Arbitration Act, Texas Civil Practices and Remedies Code, Section 171.001, et seq.  In the event of any inconsistency between this Article and such statutes and rules, this Article shall control.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction; provided, however, that nothing contained herein shall be deemed to be a waiver by Lender of the protections afforded to it under 12 U.S.C. §91 or Texas Finance Code, Section 31.008.

Section 13.03   Preservation of Remedies; No Waiver.

(a)                                  No provision of, nor the exercise of any rights under, this Article shall limit the right of any party, and the parties shall have the right during any Dispute, to seek, use and employ ancillary or preliminary remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, or foreclosing upon any

Collateral which is involved in a Dispute or which is subject to, or described in, the Loan Documents, including, without limitation, rights and remedies relating to:  (i) foreclosing against any real or personal property Collateral or other security by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law; (ii) exercising self-help remedies (including setoff rights); or (iii) obtaining provisional or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver by a court having jurisdiction, before, during or after the pendency of any arbitration.  The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party to submit the Dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.  Without limitation of the foregoing, the parties shall be entitled to the benefits of each and all of the remedies and assistance provided for by applicable law.

(b)                                  In Disputes involving indebtedness or other monetary obligations, each party agrees that the other parties may proceed against all liable Persons, jointly and severally, or against one or more of them, without impairing rights against other liable Persons.  Nor shall a party be required to join the principal obligor or any other liable Persons (including, without limitation, sureties and guarantors) in any proceeding against a particular Person.  A party may release or settle with one or more liable Persons as the party deems appropriate without releasing or impairing rights to proceed against any Persons not so released.

Section 13.04   Statute of Limitations.  All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding.

Section 13.05   Scope of Award; Modification or Vacation of Award; Qualifications.  The arbitrators shall resolve all Disputes in accordance with applicable substantive law.  Any arbitrator shall be knowledgeable in the subject matter of the Dispute.  With respect to a Dispute in which the claim or amount in controversy does not exceed $1,000,000.00, a single arbitrator (who shall have authority to render a maximum award of $1, 000,000.00, including all damages of any kind, costs and fees) shall be chosen and shall decide the Dispute.  With respect to a Dispute in which the claim or amount in controversy exceeds $1,000,000.00, the Dispute shall be decided by a majority vote of three (3) arbitrators.  The arbitrators may grant any remedy or relief that the arbitrators deem just and equitable and within the scope of this Article.  The arbitrators may also grant such ancillary relief as is necessary to make effective the award.  In all arbitration proceedings in which the amount in controversy exceeds $1, 000,000.00 in the aggregate, the arbitrators shall make specific, written findings of fact and conclusions of law.  In all arbitration proceedings in which the amount in controversy exceeds $1, 000,000.00 in the aggregate, the parties shall have, in addition to the limited statutory right to seek vacation or modification of an award pursuant to applicable law, the right to seek vacation or modification of any award that is based, in whole or in part, on an incorrect ruling of law; provided, however, that any such application for vacation or modification of an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the Dispute within fifteen (15) days from the date the award is rendered.  The arbitrators’ findings of fact shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.

Section 13.06    Discovery.  Arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties.  All time limitations and all issues regarding conformation with discovery requests shall be decided by the arbitrator(s).

Section 13.07   Confidentiality.  Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.  No party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties.

Section 13.08   Other Matters.  To the maximum extent practicable, an arbitration proceeding brought hereunder shall be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA.  Arbitration proceedings hereunder shall be conducted at a location in Hidalgo County, Texas, agreed to in writing by the parties, or, in the absence of such an agreement, selected by the AAA.  Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent as a judge would be allowed pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure and applicable law.  To the extent permitted by applicable law, the arbitrator(s) shall have the power to award and allocate recovery of all costs and fees (including attorneys’ fees, administrative fees and arbitrators’ fees) between the parties.  The provisions of this Article shall survive any termination, amendment or expiration of the Loan Documents, unless the parties otherwise expressly agree in writing.  This Article may be amended, changed or modified only by the express provisions of a writing which specifically refers to this Article and which is signed by all of the parties hereto.

THIS AGREEMENT PROVIDES FOR INDEMNITIES IN SECTION 6.15 AND FOR ARBITRATION OF DISPUTES IN ARTICLE 13.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

EXECUTED and DELIVERED as of the date first recited above.

[Signature Pages Follow]

Lender:

TEXAS STATE BANK

By:		/s/ Douglas G. Bready
Name: Douglas G. Bready
Title: President
Address: 3900 North 10th Street McAllen, Texas 78501

Borrower:

THE WORNICK COMPANY, a Delaware corporation

By:		/s/ Robert B. McKeon
Robert B. McKeon,
Chariman of the Board
Address: c/o Veritas Capital Management II, L.L.C. 660 Madison Avenue New York, New York 10021

Subsidiary/Guarantor:

THE WORNICK COMPANY RIGHT AWAY DIVISION, L.P., a Delaware limited partnership

By:		Right Away Management Corporation,
its general partner

	By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: Chairman of the Board

Address:
c/o Veritas Capital Management II, L.L.C.
660 Madison Avenue
New York, New York 10021

RIGHT AWAY MANAGEMENT CORPORATION

By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: Chairman of the Board

Address:
Address: c/o Veritas Capital Management II, L.L.C.
660 Madison Avenue
New York, New York 10021

THE WORNICK COMPANY RIGHT AWAY DIVISION

By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: Chairman of the Board

Address:
Address: c/o Veritas Capital Management II, L.L.C.
660 Madison Avenue
New York, New York 10021